UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2012

HCA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11239	27-3865930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Plaza, Nashville, Tennessee	37203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 344-9551

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On January 10, 2012, management of HCA Holdings, Inc. (the “Company”) will deliver a presentation at the 30th Annual J. P. Morgan Healthcare Conference at 9:00 am (Pacific Time). During the presentation, the Company will state that based on its preliminary review of fourth quarter results it expects to be at the upper end or slightly above its previously issued guidance, as most recently stated in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2011, of growth in Adjusted EBITDA of zero to two percent for the full year 2011, assuming the Company meets revised HITECH income estimates and related reimbursement parameters and excluding any financial impact of the recently completed acquisition of its partner’s interest in the HealthOne venture. Richard M. Bracken, the Company’s Chief Executive Officer, will make the following statement:

“Based on our preliminary review of fourth quarter results, we now expect to report full year 2011 Adjusted EBITDA at the upper end or slightly above the guidance which we provided during our November 8th investor call. Our guidance of 0-2% Adjusted EBITDA growth for the full year 2011 included HITECH revenues and related expenses, but excluded accretion from our October 14th acquisition of the minority interest in the HealthOne partnership. During the fourth quarter of 2011, we continued to see solid volume growth over prior year; however, we also experienced revenue rate growth pressure primarily due to Medicaid reimbursement reductions and lower acuity levels. Our expense management improvement reported in the third quarter of this year, continued to be highly effective in the fourth quarter as well. Since we are in the process of closing our books for December, we will not be providing any further comments on the fourth quarter until our earnings release and investor call which is scheduled for February 2nd. We also will not comment today on our expectations for 2012 results. We will provide 2012 guidance in our fourth quarter earnings release and investor call.”

A live audio webcast of the presentation can be accessed at the following link or through the Company’s Investor Relations webpage: http://jpmorgan.metameetings.com/webcasts/healthcare12/directlink?ticker=HCA.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This report contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s fourth quarter and year-end financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reform and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ability to demonstrate meaningful use of certified electronic health record technology and recognize revenues for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCA HOLDINGS, INC.

/s/ R. MILTON JOHNSON
R. Milton Johnson
President and Chief Financial Officer

Date: January 10, 2012